UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. __)

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Lions Gate Entertainment Corp.

(Name of Registrant as Specified In Its Charter)

Carl C. Icahn

Brett Icahn

Icahn Partners LP

Icahn Partners Master Fund LP

Icahn Partners Master Fund II LP

Icahn Partners Master Fund III LP

Icahn Fund S.à r.l.

Daazi Holding B.V.

7508921 Canada Inc.

High River Limited Partnership

Hopper Investments LLC

Barberry Corp.

Icahn Onshore LP

Icahn Offshore LP

Icahn Capital LP

IPH GP LLC

Icahn Enterprises Holdings L.P.

Icahn Enterprises G.P. Inc.

Beckton Corp.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 20, 2010, Carl C. Icahn included a cover letter with the mailing to shareholders of Lions Gate Entertainment Corp. of the definitive dissident proxy statement of Mr. Icahn and certain of his affiliates in connection with the special meeting of shareholders of Lions Gate Entertainment Corp. to be held on May 4, 2010. It is attached hereto as Exhibit 1 and is incorporated herein.

ON APRIL 20, 2010, THE PARTICIPANTS FILED A DEFINITIVE PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION. SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF VOTES AGAINST THE POISON PILL RESOLUTION BY CARL C. ICAHN, BRETT ICAHN, ICAHN PARTNERS LP, ICAHN PARTNERS MASTER FUND LP, ICAHN PARTNERS MASTER FUND II LP, ICAHN PARTNERS MASTER FUND III LP, ICAHN FUND S.À R.L., DAAZI HOLDING B.V., 7508921 CANADA INC., HIGH RIVER LIMITED PARTNERSHIP, HOPPER INVESTMENTS LLC, BARBERRY CORP., ICAHN ONSHORE LP, ICAHN OFFSHORE LP, ICAHN CAPITAL LP, IPH GP LLC, ICAHN ENTERPRISES HOLDINGS L.P., ICAHN ENTERPRISES G.P. INC. AND BECKTON CORP. (COLLECTIVELY, THE “PARTICIPANTS”) BY THE SHAREHOLDERS OF LIONS GATE ENTERTAINMENT CORP. AT ITS SPECIAL MEETING OF SHAREHOLDERS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS THEREIN. THE DEFINITIVE PROXY STATEMENT IS AVAILABLE TO SHAREHOLDERS OF LIONS GATE ENTERTAINMENT CORP. AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT WWW.SEC.GOV AND ON SEDAR AT WWW.SEDAR.COM OR BY CONTACTING D.F. KING & CO., INC. BY TELEPHONE AT 1-800-290-6427.

EXHIBIT 1

CARL C. ICAHN

767 Fifth Avenue, 47th Floor

New York, NY 10153

                     April 20, 2010

Dear Fellow Shareholders:

Enclosed you will find a copy of our Dissident Proxy Circular relating to the special meeting of shareholders of Lions Gate Entertainment Corp. to be held on May 4, 2010. At the meeting, Lions Gate shareholders will be asked by the Board of Directors to confirm a Poison Pill that the Board adopted on March 11, 2010 following the commencement of our tender offer for Lions Gate common shares. We believe that shareholders should be free to decide for themselves whether or not they wish to sell their shares in Lions Gate and that the decisions of shareholders should not be restricted by the existence of devices like the Poison Pill. We believe the voting process set up by the Board is flawed in that the votes attached to our shares will NOT be counted while the votes attached to shares held by those who are promoting the Pill (the executive officers and directors of Lions Gate – who have divergent interests in the outcome of the vote) WILL be counted. Although we believe this process is unfair, we nevertheless urge you – whether or not you intend to tender your shares into our offer – to VOTE AGAINST THE POISON PILL!

On April 15, 2010, I announced that the purchase price in the tender offer by my affiliated entities for up to all of the outstanding common shares of Lions Gate Entertainment Corp. is being increased to $7.00 per share in cash. In addition, following the expiration of the initial offering period of the tender offer, if we have taken up Lions Gate shares tendered during the initial offering period, a 10 business day subsequent offering period will be provided, during which shareholders who do not tender during the initial offering period will be able to participate in the offer and receive the same $7.00 offer price. I am writing to you now to address the many criticisms and claims that the Lions Gate public relations machine has disseminated (at shareholders’ expense) with respect to our offer and to express my dissatisfaction with the failure by the Board of Directors to hold management accountable to the shareholders.

When we first announced our tender offer to purchase up to 13,164,420 shares of Lions Gate, the Board claimed it was “coercive” because it was a partial bid. We disagreed then, and continue to disagree, with that assertion. Nevertheless, in an attempt to take this issue off the table, we amended our offer to provide that we would purchase up to all of the outstanding shares of Lions Gate. The Board’s response to our amended offer was that it was still “coercive.” It appears to me that any offer which threatens the status quo at Lions Gate will be labeled as “coercive.”

Another fault the Board found with our offer was the original purchase price of $6.00 per share in cash, which the Board told shareholders was “inadequate from a financial point of view.” However, Lions Gate’s own banker disagreed with that assessment! In a research report dated March 31, 2010, J.P. Morgan said: “We think the Icahn offer implies a premium valuation for Lions Gate’s film and TV business.” J.P. Morgan also stated: “We still believe the company’s fundamentals are unlikely to support a competing bid.” In addition, J.P. Morgan agreed with our previously announced contention that Lions Gate’s share price was being kept artificially high by our presence, stating: “Termination of the Icahn Group’s offer would likely result in a share price decline.”1 Nevertheless, we have decided to take this issue off the table by raising our offer price to $7.00 per share in cash, which is $2.15 higher than the $4.85 closing price of the common shares on February 4, 2010 (the last trading day prior to the first date in 2010 that we resumed purchasing Lions Gate common shares), representing a premium of more than 44%.

We decided to raise our offer price not because we believed $6.00 per share to be inadequate but rather because we felt it necessary to make every effort to protect the investment we currently have in Lions Gate. We do not feel comfortable that existing management is the right team to guide Lions Gate through this difficult period – management’s misguided strategy of late appears to have been pinned on the hopes of acquiring MGM and/or Miramax (both primarily library plays) even though film libraries are essentially depreciating assets that have been likened to “melting ice cubes,”2 – so we are willing to pay an extra premium in an attempt to complete our tender. The upcoming release of “Killers” – a $75 million Ashton Kutcher vehicle “that looks to be a dud”3 – does nothing to change our opinion as to management’s judgment. We are not the only ones to question management’s strategies, as evidenced by the following:

“Icahn has a more powerful argument right now because Lionsgate’s movies have had a relatively mixed track record, Epix is nothing but an albatross, and TV Guide right now is a show-me story,” says RBC Capital Markets analyst David Bank. “Icahn has a right to question the validity of their long-term strategy because so much has gone wrong.”4

Incidentally, if the Board really believed that our original $6.00 per share offer price was “financially inadequate” and that the true fair market value of the shares was $8.70, as Lions Gate implied again on April 13, 2010 in a letter to its employees, how were the directors able to conclude that it was fair to all shareholders for the Board to issue stock appreciation rights (SARs) to management at “inadequate prices”? According to Lions Gate’s latest Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on February 9, 2010, Lions Gate issued 700,000 SARs on April 6, 2009 with an exercise price of $5.17. Our confusion

1 Lions Gate Entertainment Corp.: Fundamentals Unlikely to Support a Competing Bid; $6 per Share Looks Like a Premium Valuation (J.P. Morgan, North American Equity Research, 31 March 2010) (permission to use these quotes was neither sought nor received). J.P. Morgan affiliates serve as administrative agents, underwriters and/or indenture trustees under all of Lions Gate’s material bank debt and bond indebtedness. In addition, One Equity Partners, J.P. Morgan’s private equity investment arm, is a 49% equity partner in Lions Gate’s TV Guide Network and TVGuide.com. Further, the J.P. Morgan report discloses that, within the last 12 months, J.P. Morgan affiliates (i) acted as lead or co-manager in a public offering of equity and/or debt securities for Lions Gate, (ii) beneficially owned 1% or more of a class of common equity securities of Lions Gate, and (iii) provided to Lions Gate investment banking services, non-investment banking securities-related services and non-securities-related services.

2 Peter Lauria, Why No One Wants Miramax (The Daily Beast, April 7, 2010) (permission to use this quote was neither sought nor received).

3 Peter Lauria, Inside Icahn’s Hollywood Gambit (The Daily Beast, March 23, 2010) (permission to use this quote was neither sought nor received).

4 Peter Lauria, Inside Icahn’s Hollywood Gambit (The Daily Beast, March 23, 2010) (permission to use this quote was neither sought nor received).

is shared by this commentator, who stated: “So, we’re just a little confused here. LGF’s Board, on one hand, claims that the share price is trading well below its ‘real’ value. Yet, at the same time, they have no problem selling part of the business to management at “financially inadequate” prices through stock options.”5

Lions Gate’s CEO, Jon Feltheimer, also faulted our offer for not including a “control premium.” At the same time, he heralded Lions Gate’s management for its “patient, disciplined strategy of building a strong and diversified Company.” I do not dispute that this Board has been patient with management. Some would say they have been TOO patient. The Financial Times on April 11, 2010 pointed out that “shares in Lions Gate have been in the doldrums.”6 That is an understatement. On April 1, 2005, the market value of Lions Gate’s common shares was over $11.00 per share. During the ensuing years, this management team has presided over a decline in the company’s share price of over 45%. The Board continues to describe Lions Gate’s horrible share performance as a tale of great success. In materials filed with the Securities and Exchange Commission on April 12, 2010, the Board stated that Lions Gate had “delivered exceptional growth and created value” and “generated returns to shareholders that outpaced industry peers and the broader market.” What am I missing? Something does not add up. Incidentally, we believe that our offer (even before the price increase we announced on April 15, 2010) already includes a control premium and that Lions Gate’s shares would be trading lower if we were not involved in the company, and J.P. Morgan – Lions Gate’s own banker – agrees with us.

I think profligate spending has taken its toll on Lions Gate’s share price – and I am clearly not the only one. In a recent Los Angeles Times piece, Patrick Goldstein stated:

Icahn also says that Lions Gate’s overhead is too high. And you can’t help but wonder if he doesn’t have a point, starting right at the top. After all, after Feltheimer and Burns brought in Drake to run the film division, they literally kicked themselves upstairs to sumptuous, glass-enclosed new digs on the top floor of Lions Gate’s Santa Monica headquarters. The company now has four top executives — Feltheimer, Burns, Drake and co-chief operating officer Steve Beeks — all pulling down CEO-style salaries while Drake has come close to quadrupling the size of the studio’s film production division. So far, Lions Gate doesn’t have much to show for all this lavish spending. A haircut would definitely be in order. 7

In addition, Peter Lauria of The Daily Beast had this to say on the same topic:

A high-level source familiar with the company’s operations says many of Lionsgate’s own board members agree with Icahn’s view that Feltheimer and vice-chairman Michael Burns have tolerated high overhead costs and charted a risky strategy. It’s just that they have no other choice but to fight him since many of Icahn’s criticisms

5 Double Standard: Financially Inadequate Stock Options at Lions Gate (Seeking Alpha, April 14, 2010) [http://seekingalpha.com/article/198631-double-standard-financially-inadequate-stock-options-at-lions-gate] (permission to use this quote was neither sought nor received).

6 Matthew Garrahan, Studio Boss ready to ‘Kick-Ass’ (Financial Times, April 11, 2010) (permission to use this quote was neither sought nor received).

7 Patrick Goldstein, Carl Icahn vs. Lions Gate: Will it be a battle to the death? (Los Angeles Times, April 6, 2010) (permission to use this quote was neither sought nor received).

were rubber-stamped by the board in the first place. “Many of the board members are uncomfortable with the bigger risks Lionsgate is taking and feel that the studio is way too top heavy,” says this source, who has spoken to some of Lionsgate’s directors recently. “They’re frustrated because they feel they are backed into a corner after unquestionably supporting Feltheimer and Burns for the last ten years.” 8

The Board continues to attempt to frighten shareholders by stating that our offer would constitute an event of default under certain “change in control” provisions – commonly known as “poison puts” – in Lions Gate’s debt documents, which could result in the acceleration of over $500 million of indebtedness. How the Board can blame us for this problem – which they created – is beyond me. As far as I am aware, nobody held a gun to the directors’ heads and forced them to agree to these poison puts. Lions Gate has stated that it did not propose these provisions. However, the tactic has been derisively referred to in the business press as “the banker made me do it” defense, and Chris Young, the director of mergers and acquisitions research for the leading shareholder advisory firm RiskMetrics Group, has stated that these types of provisions “are designed to deter a proxy fight.”9 In addition, the Board’s scare tactics are disingenuous because we have stated publicly that we are prepared to begin discussions with Lions Gate immediately regarding a bridge facility that we would be willing to provide – without a commitment fee – at the expiration of our offer, should these “change of control” provisions be triggered as a result of our purchase of Lions Gate shares in the offer. We expect that such bridge facility would be required to be repaid through a combination of new debt and the proceeds of the sale of Lions Gate equity through a rights offering in which all Lions Gate shareholders would be invited to participate, thus de-levering the company. We have also stated that we would be willing to backstop any such rights offering. However, neither the Board nor management has ever attempted to engage us in discussions regarding these proposals.

Our contention has always been that shareholders should be free to decide for themselves whether or not they believe our offer is fair. The Board obviously does not agree that shareholders should have the ability to decide for themselves. Therefore, in an attempt to thwart our offer, the Board adopted a Poison Pill (euphemistically calling it a “shareholder rights plan”) which deprives shareholders of the opportunity of participating in our offer. The Board has said that the Pill “affords significant decision-making authority to shareholders” and that the continuation of the Pill “is entirely dependent on shareholder approval.” This is not a normal shareholder vote. The rules set by the Board for this flawed process stipulate that the votes attached to the shares held by my affiliates will NOT be counted but the votes attached to the 23.7% stake held by those with an interest in promoting the Pill – Lions Gate’s executive officers and directors (including Mark H. Rachesky, a large shareholder who has pledged his support for management and its policies and has received a special deal from the company as to certain registration rights, “most favored nation” rights and other rights), all of whom have informed Lions Gate that they will not tender their shares into our offer – WILL be counted. Although we believe this process is unfair, we nevertheless urge you – whether or not you intend to tender your shares into our offer – to VOTE AGAINST THE POISON PILL!

8 Peter Lauria, Inside Icahn’s Hollywood Gambit (The Daily Beast, March 23, 2010) (permission to use this quote was neither sought nor received).

9 Ronald Grover, Fighting Takeovers by Playing the Debt Card (BusinessWeek, April 9, 2009) (permission to use this quote was neither sought nor received).

Another issue raised by the Board was that our offer was deficient in that it did not provide shareholders with assurance that we would “publicly announce if the 50% tender condition is satisfied and give shareholders an additional 10 business days following such announcement” to tender into our offer – thus permitting shareholders who did not wish to be invested in an Icahn–controlled company to exit their Lions Gate investment at the same price after knowing whether we were successful with our offer. In our offer we have said that we might provide a subsequent offering period as permitted by applicable securities laws. But this issue is now moot due to our announcement on April 15, 2010 regarding the subsequent offering period.

The Board also attempted to influence shareholders by pointing to poor performance at Blockbuster – a company which I never controlled. I believe my investment track record speaks for itself. However, in light of Lions Gate’s selective attempt to distort facts in an effort to discredit me, I thought it important to provide a few facts of my own to set the record straight and allow shareholders a more complete set of information from which to make a more informed decision. Conveniently, the Board failed to inform shareholders about the many companies I have controlled which have performed extremely well once the right management team was put into place. For example, in 2007 we took advantage of massively increasing values for casinos (Stratosphere Las Vegas and three other properties) and energy (National Energy Group), selling both businesses, which we acquired out of bankruptcy in the late 1990s, for a net profit of over $2 billion. Furthermore, Lions Gate selectively omits mention of the numerous public companies where I have invested as a shareholder activist and ultimately convinced management that the best way to create value is to work together in the interest of all shareholders. In the cases of Imclone, Kerr-McGee, BEA Systems, Medimmune, Fairmont Hotels and KT&G, to name just a few, my involvement helped to create many billions of dollars of value for shareholders. Lions Gate fails to mention this in its critique of my record.

The Board has also stated that we have limited experience in operating a business in Lions Gate’s industry, making much of the fact that if we were to acquire control of the company we would be effectively taking over all of the business decisions of Lions Gate, “including developing and green-lighting film and television projects.” We believe it is time for shareholders to be given the opportunity to “green-light” a change in management. If our offer is successful, we intend to replace Lions Gate’s board of directors with our nominees. I am hopeful that the new board will act expeditiously to replace top management with individuals who are more likely to enhance value for all shareholders.

Sincerely yours,

CARL C. ICAHN